Exhibit 99.1

Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Second Quarter 2007 Financial Results
— Net Sales of $71.5 Million Grew 36% Compared to Second Quarter 2006 —
CYPRESS, CA — August 2, 2007 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the second quarter and the six-month period ended June 30, 2007.
“With sales of $71.5 million, UEI delivered its best performing second quarter ever,” stated Paul Arling, the company’s chairman and chief executive officer. “We continue to capitalize on anticipated market transitions. In addition, we are actively pursuing new opportunities and are particularly focused on building scale in Asia, where we have been establishing relationships with the premier subscription broadcasters and consumer electronics manufacturers. Overall, we are furthering our commitment to enable the digital lifestyle for mainstream consumers around the world.”
Second Quarter 2007 Financial Results
•	Net sales for the second quarter of 2007 were $71.5 million, compared to $52.4 million for the same quarter last year.
•	The Business Category contributed 85 percent of total sales and the Consumer Category contributed 15 percent, compared to 77 percent and 23 percent, respectively, in the second quarter of 2006.
•	Gross margins were in line with guidance at 34.5 percent, compared to 37.4 percent in last year’s second quarter, due primarily to higher air freight costs.
•	Operating income was $6.0 million, compared to operating income of $4.0 million for the same quarter last year.
•	Net income for the 2007 second quarter was $4.5 million, or $0.30 per diluted share, compared to $2.4 million, or $0.17 per diluted share, for the second quarter of 2006.
Bryan Hackworth, the company’s chief financial officer, said, “During the quarter, revenue grew 36 percent, reflecting stronger than expected performance from the Business Category. As a result, to maintain high customer service levels, we made the strategic decision to use air shipments to support significant customers with urgent needs late in the quarter. Although this impacted our gross margin, we performed within our expectations of 35.5 percent plus or minus 100 basis points.”
Net sales for the six-month period ended June 30, 2007 were $137.5 million compared to $106.5 million for the first six months of 2006. Net income for the first six months of 2007 was $9.2 million, or $0.61 per diluted share, compared to $4.6 million, or $0.32 per diluted share, for the same period last year.
Financial Outlook

For the third quarter of 2007, revenue is expected to range between $67.5 million and $71.5 million, compared to $59.6 million in the third quarter of 2006. We expect Business Category sales to range from $54.5 million to $57.5 million and Consumer Category sales to range from $12.0 million to $15.0 million. Gross margins for the third quarter of 2007 are expected to be approximately 37 percent of sales plus or minus one point. Operating expenses are expected to range from $19.0 million to $19.6 million, and the tax rate is expected to be 31.5 percent to 33.5 percent. Earnings per diluted share, including approximately $859,000 of pre-tax compensation expense relating to stock options, are expected to range from $0.29 to $0.33. This compares to $0.25 per diluted share in the third quarter of 2006.
For the full year 2007, total revenue is expected to range between $279 million and $287 million, reflecting growth of 18 percent to 22 percent over last year. Business Category revenue is now expected to range between $218 million and $228 million, with Consumer Category revenue expected to range between $56 million and $64 million. Operating expenses are expected to range between $76 million and $78 million. The tax rate is expected to range between 31.5 and 33.5 percent. EPS is expected to be between $1.27 per diluted share and $1.35 per diluted share, compared to $0.94 per diluted share for 2006, representing 35 percent to 44 percent growth.
UEI’s Recent Highlights:
•	Entered into an agreement with SKY Italia to supply remote control devices and accessories for a new SKY Italia retail product line as announced in June.
•	Introduced Cricket™ Kids Remote featuring a simple parental control in May.
•	Expanded accessory line with UEI remote extender unveiled in May, which enables users to design their home entertainment around aesthetics rather than line-of-sight concerns with traditional infrared remotes.
•	Began serving NewWave Communications by delivering UEI’s technical support center to handle overflow inbound video repair calls in April.
Conference Call Information:
UEI’s management team will hold a conference call today, Thursday August 2, 2007 at 1:30 p.m. Pacific Time to review the second quarter 2007 results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available via telephone for two business days beginning two hours after the call. To access, please dial 1-800-642-1687 and international 1-706-645-9291, reservation number 6144186. The webcast replay will be available at www.uei.com.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company to continue experiencing the increased demand for our products in connection with the continued conversion from analog to digital, HDTV upgrades, and the growth trends in DVR and HDTV and subscription broadcasting as we anticipate; the failure of the industry trends regarding tempering seasonality to materialize as believed by management; the growth of, acceptance of, and the demand for our products and technologies, including new products and our home connectivity line of products and software, including the Cricket™ Kids Remote and UEI remote extender not materializing as we believe; the failure or delay of the international markets, including Asia, to materialize as anticipated by management; the possible dilutive effect our stock based compensation programs may have on our EPS and stock price; our inability to deliver the new products and our home connectivity line of products and software at the time and in the quantities we anticipate; the relationships with our customers not expanding as we anticipate, including those that we have recently announced; our inability to obtain new customers; and other factors listed from time to time in our press releases and SEC filings. All forward looking statements included in this release are based upon information we have as of the date of this release and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow-

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$76,439	$66,075
Accounts receivable, net	59,634	51,867
Inventories, net	27,272	26,459
Prepaid expenses and other current assets	3,295	2,722
Income tax receivable	5,338	—
Deferred income taxes	3,047	3,069

Total current assets	175,025	150,192

Equipment, furniture and fixtures, net	6,519	5,899
Goodwill	10,697	10,644
Intangible assets, net	5,570	5,587
Other assets	281	221
Deferred income taxes	5,265	6,065

Total assets	$203,357	$178,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,953	$20,153
Accrued sales discounts/rebates	3,562	4,498
Accrued income taxes	—	4,483
Accrued compensation	3,541	7,430
Other accrued expenses	6,955	7,449

Total current liabilities	41,011	44,013

Deferred income taxes	116	103
Accrued income taxes	6,860	—
Other long term liabilities	741	275

Total liabilities	48,728	44,391

Stockholders’ equity:
Common stock	181	175

Paid-in capital	106,417	94,733
Accumulated other comprehensive income	4,699	2,759
Retained earnings	77,527	68,514
Common stock held in treasury	(34,195)	(31,964)

Total stockholders’ equity	154,629	134,217

Total liabilities and stockholders’ equity	$203,357	$178,608

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$71,478	$52,370	$137,497	$106,543

Cost of sales	46,852	32,788	88,530	68,473

Gross profit	24,626	19,582	48,967	38,070

Research and development	2,269	1,919	4,591	3,765

Selling, general and administrative expenses	16,385	13,620	32,218	27,132

Operating expenses	18,654	15,539	36,809	30,897

Operating income	5,972	4,043	12,158	7,173

Interest income, net	732	349	1,320	621

Other income (expense), net	27	(411)	121	(572)

Income before income taxes	6,731	3,981	13,599	7,222

Provision for income taxes	(2,185)	(1,562)	(4,416)	(2,667)

Net income	$4,546	$2,419	$9,183	$4,555

Earnings per share:
Basic	$0.31	$0.18	$0.64	$0.33

Diluted	$0.30	$0.17	$0.61	$0.32

Shares used in computing earnings per share:
Basic	14,437	13,802	14,282	13,722

Diluted	15,262	14,356	15,084	14,297